Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. REDACTED INFORMATION IS MARKED WITH A [*****].

LIS Technologies Inc.

203 Victorius Blvd E,

Oak Ridge, TN, 37830

November 15, 2024

Via Email

Ewurama (Rama) Rhule

[*****]

[*****]

Re:	Employment Terms

Dear Ewurama:

We are pleased to present the following letter agreement (the “Letter Agreement”) offering you continued employment with LIS Technologies Inc., a Nevada corporation(the “Company”) on the terms set forth herein with employment to begin on January 1, 2025.

I. Position and Duties/At-Will Employment

a. You will serve as Chief Financial Officer and will report to the Company’s President or, in the absence of the President, the Company’s Chief Executive Officer.

b. In your position, you will be responsible for assisting the President and Chief Executive Officer in pursuing the Company’s goals and objectives and managing the Company’s financial reporting and accounting.

c. You shall also perform such other duties and may exercise such other powers as may be delegated or assigned by the Chief Executive Officer or the President.

d. Your employment will be “at will”, meaning that either you or the Company may terminate the employment at any time for any reason or no reason. In addition, your employment by the Company will be “full time”, meaning that during the term of your employment you will dedicate approximately 40 hours per week of your business time and attention to the business and affairs of the Company.

II. Compensation and Benefits

a. Your annual base salary (“Base Salary”) will be the gross amount of $110,000 (One Hundred Ten Thousand Dollars) per year, less withholdings and deductions for taxes applicable to wages, payable in installments twice per month, or more frequently, in accordance with the regular payroll practices of the Company.

b. You will participate on the same basis with all other similarly situated employees of the Company in those fringe benefit plans the Company decides to offer and make generally available to all other employees from time to time. Nothing herein shall restrict the Company from modifying or eliminating any benefit program, health plan, or other fringe benefit, at any time.

c. You will be entitled to paid vacation days and paid sick days in accordance with the Company’s policies. You shall also be entitled to paid time off on holidays recognized by the Company.

Offer of Employment

November 15, 2024

III. Confidentiality

You will have access to information about the Company and your employment with the Company shall bring you into close contact with confidential and proprietary information of the Company and third parties (“Confidential Information”). For purposes of this Letter Agreement, “Confidential Information” means all non-public and proprietary information of or pertaining to the Company or any third parties, including any governmental or quasi-governmental agencies, whether oral, written, or electronic, to which you are given access by the Company or is made available to you in connection with your work under this Letter Agreement. In recognition of the foregoing, you agree, at all times during the employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company, or to disclose to any person without written authorization of the Company, any Confidential Information.

IV. Governing Law Venue/Jury Trial Waiver

This Letter Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by, and construed in accordance with, the law of the State of New York (without regard to its conflicts of laws provisions). The parties consent to the personal jurisdiction of the State of New York. The parties further agree to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, as applicable, in connection with, or incident to, any dispute, claim, case, controversy, or matter, arising out of, or relating to, your employment or this Letter Agreement, to the exclusion of the courts of any other state, territory or country. The parties knowingly, willingly, and voluntarily, WAIVE ALL RIGHT TO TRIAL BY JURY in any such proceedings.

V. Entire Agreement; No Oral Modification; Prior Agreements Cancelled

a. No provision of this Letter Agreement may be modified,waived,or discharged unless such waiver, modification, or discharge, is agreed to in writing and signed by you and the Company’s Chief Executive Officer, President, or another Company officer designated in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

b. This Letter Agreement sets forth the entire agreement of the parties with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof. No agreements, Inducements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either you or the Company which are not expressly set forth in this Letter Agreement. Any and all prior agreements of employment, and agreements by the Company to engage you as an independent contractor, are hereby cancelled as of the date this Letter Agreement becomes effective and will, as of that date, be of no further force or effect.

c. This Letter Agreement may be executed in counterparts and facsimile and .pdf signatures shall be considered originals for purposes of this Letter Agreement.

* * * *

Offer of Employment

November 15, 2024

If you wish to accept continued employment at the Company under the terms described above, please sign and date this Letter Agreement and return it to us. This Letter Agreement will become effective on the date you return it signed. Please retain copies for your records.

Sincerely,

/s/ Jiang Yu
Jiang (Jay) Yu President and Chairman

I understand and accept the terms of this Letter Agreement.

/s/ Ewurama Rhule
Ewurama (Rama) Rhule

11/18/2024
Date -